                    SEPARATION AGREEMENT AND GENERAL RELEASE


     This Separation Agreement and General Release ("Agreement") is entered into by and between Community Psychiatric Centers ("Employer") and Steve Weis ("Employee") in consideration of the following facts:

     A. Employee is employed by Employer in the position of Executive Vice President and Chief Financial Officer of Employer.

     B. Employee has voluntarily resigned from his position as Executive Vice President and Chief Financial Officer of Employer, subject to the execution of this Agreement, and Employer has accepted Employee's resignation. Employer and Employee have agreed that Employee's employment will permanently terminate effective December 31, 1994 ("Termination Date").

     C. Employee acknowledges that he has timely received all wages due through the Termination Date.

     D. Employer and Employee are desirous of entering into an agreement to provide for the settlement and release of any claims related to Employee's employment and the termination of that employment.

     ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, the parties covenant and agree as follows:

1. Review Period. Employee shall have until the close of business on January 21, 1995, to accept the terms of this Agreement. Employee may use as much of that time as Employee wishes. Employee has consulted with an attorney before signing this Agreement.

2. Severance Benefits. Provided Employee executes this Agreement and all documents required to effectuate same, then upon expiration of the seven (7) day revocation period described in paragraph 18 below, Employer agrees to provide Employee the payments and benefits set forth below in subparagraphs 2.1 through
2.8 Employee understands that the amounts set forth below are all that Employee is entitled to receive from Employer except for the right to purchase continuation coverage under Employer's group health plan for employee and any eligible dependents pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) as explained in the notice delivered to Employee contemporaneously with the delivery of this document, except for any other vested employee benefits, including but not limited to, any retirement benefits governed by or arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Internal Revenue Code Section 401(k), and, the Indemnification Agreement dated December 7, 1991 (the "Indemnification Agreement"). Employee hereby acknowledges that the severance benefit set forth below is more than the Employer is required to pay under its normal policies and practices.

     2.1 Severance Pay. Employer will pay Employee a severance benefit of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) equal to fifty-two (52) weeks of pay at Employee's base rate of pay, less deductions required by law. Payment will be made in thirteen (13) equal increments of Twenty-One Thousand One Hundred Fifty-Three Dollars and Eighty-Four Cents ($21,153.84), payable consecutively on the first thirteen (13) dates on which Employer pays its employees, beginning with the next regular pay day after receipt of the signed copy of this Agreement and expiration of the seven (7) day revocation period described in paragraph 18 below. Such payments shall be mailed to Employee's most recent address on file with Employer.

     2.2  Vacation Pay   Employee has accrued Two Hundred Fifty-Seven and
Seventy-Two Hundreds (257.72) hours of unused vacation time for which he is entitled to receive payment in the amount of Thirty-Four Thousand Sixty-Three Dollars and Sixty-Eight Cents ($34,063.68), which Employer shall pay in one lump sum.

     2.3  Health Insurance Benefits     Employer will continue Employee's
eligibility for health benefits under Employer's Health Payment Plan through December 31, 1995 (unless Employee obtains other coverage earlier and notifies Employer of such by written notice.) Employer and Employee shall each pay their usual share of such premiums, and Employer is hereby authorized to deduct Employee's share of such premiums from the severance benefits payable under paragraph 2.1 hereof. Employer shall be entitled to modify or terminate its Health Payment Plan, but Employee shall not be treated any worse than any other employees of Employer in such event. After December 31, 1995, or upon the earlier termination by Employee as hereinabove provided, Employee will be eligible to purchase eighteen (18) months of continued health care coverage pursuant to the provisions of COBRA.

     2.4  Transfer of Company Automobile     Employer will deliver to Employee,
free of charge to Employee, a certificate of title to the automobile owned by Employer that Employee is presently using to Employee that is properly endorsed to transfer ownership of the vehicle to Employee. The automobile is being transferred in its "as is" condition, without covenant or warranty, express or implied, of any kind, nature or description. Employee covenants and agrees to immediately register ownership of the vehicle in his name promptly upon delivery of the endorsed certificate of title. Employee shall be, from and after the date of delivery of the endorsed certificate of title, solely responsible for all expenses associated with the cost of transferring title, including, but not limited to, any license fees, certificate transfer fees and use taxes, and the care, upkeep and insuring the vehicle. Notwithstanding the foregoing, it is understood and agreed that Employer shall continue to furnish insurance on the vehicle through February 28, 1995, at Employee's sole cost and expense, until Employee can establish California residency and qualify for California automobile insurance. The cost of such insurance coverage shall be deducted from the payments to be made to Employee during the months of January and February, 1995, under paragraph 2.1 hereof. Should Employee fail to register the vehicle in his name and provide Employer with written proof of same by no later than February 25, 1995, then until Employee does so, Employer shall be entitled to continue insurance coverage beyond February 28, and to deduct the cost of same from the amount owed to Employee AND to suspend any and all further payments coming due under paragraph 2.1 from and after February 25, 1995.

     2.5 Transfer of Company Computer Employer will transfer to Employee, free of charge to Employee, all of its right, title and interest in and to the laptop and desk computers that Employee utilized in his position with Employer. These computers are being transferred in their "as is" condition, without covenant or warranty, express or implied, of any kind, nature or description. Employee shall be, from and after the Termination Date, responsible for all taxes on and all expenses associated with the care, upkeep and insuring the computers.

     2.6 Purchase of Employee's Residences Employer has advanced certain sums to Employee in connection with the construction of a single family residence in Las Vegas, Nevada. Employer hereby agrees to accept a grant deed to the subject property upon which the single family residence is being constructed, in form and content acceptable to Employer, properly executed and notarized by Employee and his wife, together with an appropriate endorsement to Employee's title insurance policy naming Employer, as Employee's assignee, as the insured under the policy in full satisfaction of Employee's indebtedness for all advances heretofore made by Employer to Employee for such construction. It is understood and agreed that nothing contained in this Agreement shall alter or modify the contract by which Employer acquired title to Employee's former residence in Laguna Hills, California, or otherwise entitle Employer to rescind that contract, and Employer shall be entitled to dispose of the California property through the Coldwell Banker Relocation Group and to retain all proceeds realized from any sale of that property, and Employee hereby acknowledges that he shall have no right, title or interest in or to any portion of the proceeds realized from such sale.

     2.7 Relocation to California Employer will reimburse Employee for the cost of moving Employee's household goods to either Los Angeles or Orange Counties, California at any time within one (1) year from the date of this Agreement. The maximum amount that Employer shall be obligated to reimburse Employee under this Agreement, regardless of the actual cost of relocation, shall be Five Thousand Six Hundred Thirty-Five Dollars ($5,635.00) or the actual amount paid to the moving company, whichever is lower. Payment shall be made within seven (7) days of receipt of a valid invoice.

     2.8  Employee Stock Options   Employee shall be entitled to exercise his
vested stock options according to the Plan Agreement, as of December 31, 1994, for a period not to extend beyond December 31, 1995.

     2.9  Taxation of Benefits.    It is understood and agreed that Employer
shall not withhold any taxes or other payroll deductions from the amounts to be paid under paragraph 2.1 or 2.2 hereof for the value of any of the benefits conferred on Employee under paragraphs 2.3 though 2.7 hereof, however, Employee understands and agrees that Employer shall file an IRS form 1099 for the value of all such benefits conferred on Employee. For purposes of form 1099, Employer shall use the net book value of the automobile.

3.   Release of Claims.

     3.1 Subject to paragraph 3.2 hereof, in consideration of Employer's acceptance of this General Release and its resulting obligations hereunder, and other good and valuable consideration of the receipt and sufficiency whereof is hereby acknowledged, Employee, for himself, his heirs, executors, representatives, principals, successors and assigns, and for all persons acting by, through or under him, does hereby release, acquit and forever discharge Employer and its parent corporation, its subsidiaries and affiliates, both past and present, as well as each and all of their respective past and present agents, employees, officers, directors, stockholders, partners, attorneys, accountants, successors and assigns, and each of them, of and from any and all losses, claims, debts, liabilities, demands, obligations, costs and expenses, actions and causes of actions, of every kind, nature and description, known or unknown, suspected or unsuspected, which Employee now owns or hold, or at any time heretofore has owned or held, or may at any time own or hold, or which could, might or may be claimed to exist by reason of any matter, cause or thing whatsoever occurred, done, omitted or suffered to be done or omitted, prior to the date of this instrument, including, but without limiting the generality of the foregoing, relating to, pertaining to, or arising out of in any way (a) any contract, whether express or implied, written or oral agreement, letter, or other document signed by, sent by CPC to, or received by Employee from any of the parties being released hereby, which, with the exception, subject to the provisions of paragraph 3.8 hereof, of the Indemnification Agreement, are hereby terminated, of no further force or effect and superseded by this Agreement, or
(b) Employee's employment by Employer or (c) the circumstances or conditions under which the employment relationship between Employee and Employer was terminated. This release includes (but is not limited to) any claims for wages, compensation, deferred compensation, bonuses, vacation, sick pay, or any other fringe benefits or benefits for services rendered, waiting time penalties or other penalties or fines, any claim under the Age Discrimination in Employment Act, which prohibits age discrimination in employment, Title VII of the Civil Rights Act, which prohibits discrimination in employment based on race, color, sex, religion or national origin, or any other federal, state or local law or regulation prohibiting employment discrimination, or any claim for wrongful discharge, intentional or negligent infliction of emotional distress, interference with prospective economic advantage, defamation, fraud, misrepresentation, any other claim, however styled, pertaining to Employee's employment or termination of employment for Employer.

     3.2 The release set forth in paragraph 3.1 does not affect Employee's right, if any, to receive benefits under the terms of the CPC Employees' Profit Sharing Plan, or to any employee benefits covered by ERISA or IRS Section 401(k), or to apply for continuation or conversion of insurance coverage to the extent that the Employer's insurance plans or applicable law provide for such continuation or conversion. In addition, the release set forth in paragraph 3.1 does not apply to any claim for workers' compensation under any federal or state workers' compensation or occupational disease law. Employee acknowledges that, at the present time, he has no actual knowledge of any claims for workers' compensation under any federal or state workers' compensation or occupational disease law.

     3.3 The release set forth in paragraph 3.1 shall be effective upon the execution and delivery of this instrument and expiration of the revocation period provided in paragraph 19 hereof, and, subject to the provisions of paragraph 3.2, shall include, as indicated hereinabove, all released claims, causes of action, costs and demands which Employee may have against any of the parties being released hereby up to the time of the execution and delivery of this instrument, regardless of whether such released claims, causes of action, costs or demands have been stated, alleged or even suspected by Employee prior thereto.

     3.4. Employee acknowledges and agrees that it is his intention that this instrument shall be effective as a full and final accord and satisfaction and settlement of and bar to each and every claim, demand, debt, account, reckoning, liability, obligation, cost, expense, lien, action and cause of action heretofore described and released herein. In connection with such waiver and relinquishment, Employee understands that the facts in respect of which the release made in this instrument may hereafter turn out to be other than or different from the facts in that connection now known or believed by Employee to be true, but it is his intention to fully, finally, absolutely and forever settle any and all claims, disputes and differences which do now exist or heretofore may have existed between Employee and the parties being released hereby, and he does hereby accept and assume the risk of the facts turning out to be different and agrees that this instrument shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such difference in facts.

     3.5 In order to achieve a full and complete waiver of all claims as set forth in paragraph 3.1 above, Employee expressly acknowledges that Employee intends to waive and relinquish all rights and benefits he may have under any statute, regulation or case law providing that a general release does not extend to claims which are unknown to the person giving the release at the time the release is given.

     3.6 The release of unknown claims, demands and/or causes of action contained in paragraph 3.1 is a separate consideration for the covenants/actions set forth in Section 2 hereof and the release set forth in paragraph 3.4 hereof, and Employee understands that Employer would not accept this General Release and thereby so agree or act but for the release by Employee of unknown claims, demands and/or causes of action.

     3.7 Nothing provided in this paragraph herein shall limit Employee's right to assert defenses and claims in response to any future suit asserted by Employer against Employee.

4. Agreement Not to Sue. Employee represents and warrants that he has not filed or caused to be filed any action or proceeding in any court, or before any administrative or arbitration agency, bureau or body against any of the parties being released herein with respect to any of the claims, disputes or causes of action herein released, and Employee promises never to file a lawsuit asserting any claims which are released by this Agreement.

5. Warranty of Non-Assignment. Employee represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or corporation whomsoever any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released. Employee agrees to defend, protect, indemnify and hold each of the parties being released hereby harmless from and against any claim, debt, liability, demand, obligation, cost, expense, action or cause of action based on, arising out of or in connection with any such transfer or assignment or purported transfer or assignment.

6.   No Representations.   Employee acknowledges, except as herein expressly set
forth, that no representations of any kind or character have been made to him by Employer, or by any of Employer's agents, representatives or attorneys, to induce the execution of this instrument, and further acknowledges that he has relied solely on his own judgment, belief and knowledge, and on the advice of his own attorney as to the nature, extent and effect of the claimed damages he has allegedly suffered, and any liability therefor.

7. Future Employment. Employee acknowledges that no promise of future employment has been made by Employer or on its behalf.

8. Name and Reputation. Employer and Employee promise to refrain from engaging, directly or indirectly, in any action or omission which is, or is likely to be, detrimental to the reputation or goodwill of the other party or any of Employer's directors, officers, owners, employees, related or affiliated entities.

9.   Confidential Information and Trade Secrets.

     9.1 In the course of Employee's employment, Employee has acquired confidential and/or trade secret information, including, but not limited to, data regarding proposed or potential and/or existing hospital sites; market surveys, studies and analyses; information concerning the identity, location and qualifications of health care professionals and employees, existing or potential; information concerning reimbursement sources, insurers and other third party payors, such as but not limited to, PPO's, HMO's and other contractual arrangements with health care providers; tabulated and organized information concerning legislative, administrative, regulatory or zoning requirements, bodies or officials; any and all forms that Employer uses or is developing; any and all hospital policies and procedures, and treatment programs; any and all computer programs (whether or not completed or in use); any and all operating manuals or other similar materials which constitute the systems, policies and procedures and methods of doing business by Employer; any and all administrative, advertising or marketing techniques used by Employer; any and all financial information, records or data pertaining to the above-described hospital or Employer; any and all names and addresses of the patients and referral sources used by Employer to obtain patients; and any and all other relevant, important and private information utilized by Employer (hereinafter collectively referred to as the "protected materials"), all of which are unique assets of Employer, and Employee acknowledges that all of the protected materials are Employer's trade secrets, within the meaning of any and all appropriate and applicable federal and state statutes, rules and regulations, and constitute a part of Employer's principal assets, having been acquired and/or created through the outlay of considerable time and effort, and by the expenditure of large sums of money, and are a substantial basis and foundation upon which Employer's services are predicated. Employee hereby acknowledges, covenants and agrees that he/ she shall not, for a period of one (1) year from and after the date of this Agreement, in any form, fashion or manner, (i) disclose, divulge, or communicate to any person, firm or corporation, or for any personal or business purpose, other than under compulsion of law, directly or indirectly, or use in any way, the contents of patient's medical records, or any employee personnel records, or any of the other information pertaining to such persons, or any of the protected materials, whether given to Employee by Employer or created or prepared by Employee, or otherwise coming into the possession or knowledge of Employee, nor (ii) call on, solicit or take away, or attempt to call on solicit or take away, any of Employer's employees, patients, referral sources or payors, whether for Employee's own benefit or for the benefit of any other person, firm or corporation;

     9.2 Employee shall not make any copies of any of the protected materials and will do everything reasonably possible to protect and maintain the inviolability of the protected materials from use or dissemination to anyone not entitled to receive and/or use such materials.

     9.3 Employee shall immediately, upon execution of this Agreement, deliver to Employer all protected materials in Employee's possession or under Employee's control, in good condition, ordinary wear and tear, and damage by any cause beyond Employee's reasonable control excepted. Employee shall not copy or remove from Employer's premises any protected materials.

     9.4 Employee acknowledges and agrees that the proprietary interests of Employer are of a special, unique, unusual and extraordinary character which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages, and, therefore, Employee agrees that Employer, in addition to any other remedy or rights Employer might have in law or in equity, shall be entitled to seek injunctive or other equitable relief in the event of a breach or a threatened breach of this Agreement.

     9.5 The agreements set forth in paragraphs 9.1 through 9.4 shall survive the termination of other arrangements contained in this document.

10. Return of Employer's Property. Employee warrants that he has, with the exception of the automobile described in paragraph 2.3 and the computers described in paragraph 2.4 above, returned to Employer all promotional or marketing materials, files, records, patient, client and referral lists, credit cards, keys, access cards, and other documents, products, or property which Employee received from Employer in the course of Employee's employment, or which reflect in any way any confidential information in the possession or under the control of Employee.

11. Consequences of Violation of Promises. If either party violates any of the promises contained in herein, then in the event of any action or proceeding, at law or in equity, to interpret or enforce the terms of, or obligations arising out of this Agreement, or to recover damages for the breach hereof, or to compel performance hereunder, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorneys' fees, costs and expenses incurred by the prevailing party, whether incurred before or after the commencement of such action or proceeding. The attorney's fees shall include those incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action, and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney's fees and costs incurred in enforcing such judgment. For purposes of this paragraph, attorney's fees shall include, without limitation, fees incurred in the following: (a) post-judgment motions; (b) contempt proceedings; (c) garnishment, levy and debtor and third party examinations; (d) discovery; and
(e) bankruptcy litigation.

12. Confidentiality. Employee and Employer both agree not to disclose the terms and conditions of this Agreement to any person or entity not a party hereto except members of Employee's immediate family and legal advisors who shall be informed of and bound by this confidentiality provision, unless such communication is required by law or is necessary to comply with the law (e.g., communications to a tax preparer for purposes of submitting an income tax return to the Internal Revenue Service), except to the extent such disclosure is necessary to enforce the terms of this Agreement. Notwithstanding the foregoing, the parties shall be entitled to state, or the equivalent, with regard to Employee's separation from employment by Employer, that "Mr. Weis resigned for personal reasons, and all matters relating to his resignation were resolved in a mutually satisfactory manner," and Employer shall, in response to any reference inquiries, state, or its equivalent, that "Mr. Weis was employed by CPC from December 7, 1991 until December 31, 1994, on which date he resigned voluntarily."

13. Amendments. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

14. Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

15. Non-Admissions. Employer and Employee agree that neither this Agreement nor the consideration given shall be construed as an admission of any wrongdoing or liability by Employer, and Employee acknowledges that this instrument effects the release of claims and causes of action which are denied and contested by the parties being released hereby, and that nothing contained herein, nor the consideration given, shall be construed as an admission of liability by or on behalf of and of said parties by whom liability is expressly denied.

16.  Entire Agreement.     This instrument contains the entire agreement
relating to the rights and obligations contained herein, and there are no other representations, warranties or commitments, except as are specifically set forth herein. This instrument supersedes any and all prior or contemporaneous representations, negotiations, promises, covenants, discussions or agreements between Employee and any of the parties being released hereby in connection with the matters contained herein, whether oral or written. No course of prior dealing among said parties, no usage of trade, and no parol or extrinsic evidence of any kind or nature shall be used to supplement, modify or vary any of the terms hereof.

17. Successors and Assigns. All the terms and conditions of this instrument shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, representatives, affiliates, subsidiaries, successors and assigns.

18. Revocation Period. Employee may revoke this Agreement within seven (7) days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to Ron Ooley, Sr. Vice President, Human Resources, 6600 West Charleston Boulevard #118, Las Vegas, Nevada 89102. For the revocation to be effective, written notice of same must be received by no later than the close of business on the seventh calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable, and Employee will not be entitled to receive any of the benefits described in
Section 2 above. To the extent any documents or items have been delivered by Employer or any payment due under Section 2 has been made to or for the benefit of Employee prior to the date of his revocation of this Agreement, the revocation shall not be effective unless Employee delivers any documents or items so delivered and any monies so paid by Employer prior to the close of business on the seventh calendar day after Employee signs this Agreement.

19. Governing Law and Venue. Employer and Employee agree that the venue for any action brought to enforce the provisions of this Agreement will be brought in the State of Nevada and that any action that is brought in any other state will be removed to Nevada, upon proper motion to the Court, and the party having to file such a motion to remove the matter to Nevada, or otherwise dismiss the action, will be entitled to attorney fees from the party that filed the action in a state other than Nevada. This instrument shall be governed, construed, interpreted and enforced under and pursuant to the laws of the State of Nevada.

20.  Availability.    Employee shall make himself reasonably available to
Employer to provide assistance and information until December 31, 1995.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, THAT EMPLOYEE HAS BEEN GIVEN AMPLE OPPORTUNITY TO REVIEW IT AND TO CONSULT WITH A REPRESENTATIVE OR ATTORNEY OF EMPLOYEE'S CHOOSING CONCERNING ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE UNDERSTANDS THIS AGREEMENT AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS OTHER THAN THOSE RESERVED IN THIS AGREEMENT.


Dated: 12/30/94                    /s/ Steve Weis
      ----------------------       ------------------------------
                                   Steve Weis

Dated: 12/30/94
      ----------------------       Community Psychiatric Centers

                                   By: /s/ Richard Conte
                                      ---------------------------
                                      Richard Conte,
                                      Chief Executive Officer